Exhibit 11

TAKE-TWO INTERACTIVE SOFTWARE, INC. and SUBSIDIARIES
Statement of Computation of Earnings Per Share

For the years ended October 31, 1996 and 1997



                                                       Years Ended October 31,
                                                     --------------------------
                                                        1996            1997
                                                     ----------      ----------

Primary:
     Net income (loss)                                  349,074      (4,499,591)
                                                     ==========      ==========

     Common stock outstanding                         6,497,664       7,914,006
     Common stock equivalents                         1,173,400         425,423
                                                     ----------      ----------
     Total                                            7,671,064       8,339,429
                                                     ==========      ==========

     Net income (loss) per share                            .05            (.54)
                                                     ==========      ==========

Fully diluted:
     Net income (loss)                               $               $
                                                        349,074      (4,499,591)
                                                     ==========      ==========

     Common stock outstanding                         6,497,664       7,914,006
     Common stock equivalents                         1,173,400         431,172
                                                     ----------      ----------
     Total                                            7,671,064       8,345,178
                                                     ==========      ==========

     Net income (loss) per share                            .05            (.54)
                                                     ==========      ==========